Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 25, 2013, with respect to the Historical Summary of the Inland Portfolio included in this Amended Current Report of American Realty Capital Properties, Inc. on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of American Realty Capital Properties, Inc. on Forms S-3 (File No. 333-182971, File No. 333-182972, and File No. 333-187240), Form S-8 (File No. 333-176714) and Form S-4 (333-190056).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
September 25, 2013